UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2026

BLOCKCHAIN DIGITAL INFRASTRUCTURE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-43194	39-2631241
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1540 Broadway, Ste 1010, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(646) 493-2993
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AIB	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 5, 2026, BlockchAIn Digital Infrastructure, Inc., a Delaware corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Lucid Capital Markets, LLC (“Lucid”) relating to the public offering (the “Offering”) of 33,333,334 shares (the “Firm Shares”) of the Company’s Common Stock, par value $0.0001 (the “Common Stock”), at a public offering price of $1.65 per share. Under the terms of the Underwriting Agreement, we granted Lucid an option, exercisable for 45 days following the closing of the Offering, to purchase up to an additional 4,999,999 shares of Common Stock at the public offering price less the underwriting discounts and commissions to cover over-allotments, if any.

On June 8, 2026, the Company closed the Offering and issued the Firm Shares for aggregate net proceeds of approximately $51.4 million, after deducting underwriting discounts and commissions and Offering expenses. The Company intends to use the net proceeds from the Offering for working capital, capital expenditures relating to growing its business, and general corporate purposes.

The Firm Shares were offered, issued and sold pursuant to a registration statement on Form S-1 (File No. 333-296413) and the preliminary prospectus contained therein, which was initially filed with the Securities and Exchange Commission (“SEC”) on June 2, 2026 and declared effective by the SEC on June 4, 2026 (collectively, the “Registration Statement”). A final prospectus relating to the Offering was filed with the SEC on June 8, 2026.

Under the terms of the Underwriting Agreement, Lucid received an underwriting discount of 6.0% of the gross proceeds received in the Offering. In addition, the Company reimbursed Lucid for certain of its expenses in an amount not to exceed $100,000 in the aggregate. On June 8, 2026, in connection with the closing of the Offering, the Company issued to Lucid and its designees warrants to purchase an aggregate of 1,333,333 shares of Common Stock (the “Representative Warrants”). The Representative Warrants are immediately exercisable upon issuance at an exercise price of $1.815 per share for a period of five (5) years from the commencement of sales of the Offering.

On June 5, 2026, the Company and each of its officers, directors and holders of 5% or more of the Common Stock and Common Stock equivalents on a fully-diluted basis entered into lock-up agreements (“Lock-Up Agreements”), pursuant to which they agreed to be subject to a lock-up period of 90 days following the closing of the Offering. Lucid may, in its sole discretion and without notice, waive the terms of any of these Lock-Up Agreements.

Pursuant to the Underwriting Agreement, the Company has agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Common Stock or Common Stock equivalents or file any registration statement or any amendment or supplement thereto for a period of ninety (90) days following the closing date of the Offering, subject to certain exceptions. The Company also agreed not to enter into specified Variable Rate Transactions (as defined in the Underwriting Agreement) for a period of one hundred and eighty (180) days following the closing date of the Offering, subject to certain specified exceptions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and Lucid, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and were subject to limitations agreed upon by the contracting parties.

The foregoing summary of each of the Underwriting Agreement, the form of Representative Warrant, and the form of Lock-Up Agreement is qualified in its entirety by reference to the Underwriting Agreement, the form of Representative Warrant and the form of Lock-Up Agreement attached as Exhibits 1.1, 4.1 and 10.1 hereto, respectively, which are incorporated herein by reference.

Item 8.01 Other Events

On June 5, 2026, the Company issued a press release announcing the pricing of the Offering, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On June 9, 2026, the Company issued a press release announcing the closing of the Offering, a copy of which is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
1.1	Underwriting Agreement, dated June 5, 2026, by and among the Registrant and Lucid Capital Markets, LLC.
4.1	Form of Representative Warrant
10.1	Form of Lock-Up Agreement
99.1	Press Release, dated June 5, 2026
99.2	Press Release, dated June 9, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2026	BLOCKCHAIN DIGITAL INFRASTRUCTURE, INC.

/s/ Jerry Tang
	Name:	Jerry Tang
	Title:	Chief Executive Officer and President

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